Exhibit j.2

BROKER-DEALER CUSTODY AGREEMENT

AGREEMENT, made this 18th day of July, 2006, by and between UTEK Corporation, a Delaware corporation with its principal place of business at 2109 Palm Avenue, Tampa, FL 33605, (the “Company”), and GunnAllen Financial, Inc., a Florida corporation doing business at 5002 W. Waters, Tampa, FL 33634 (the “Broker”);

WITNESSETH:

WHEREAS, the Company is a non-diversified, closed-end management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940; and

WHEREAS, Broker is a member firm of the NASD; and

WHEREAS, the Company desires to maintain a cash account; and

WHEREAS, the parties desire to enter into an Agreement with respect to the custody of the securities in the cash account owned by the Company and to express their intentions with respect thereto;

NOW, THEREFORE, in consideration of the sum of ONE DOLLAR ($1.00), lawful money of the United States, each to the other in hand paid, receipt whereof is hereby acknowledged, and other good and valuable consideration, the parties hereto mutually covenant and agree as follows:

1.	Broker agrees to maintain the cash account of the Company (the “Account”) as a custodian account in the name of the Company on the books of Broker and to receive, hold and dispose of all securities now on deposit with Broker in said Account or which may hereafter be deposited with Broker in said Account for the account of the Company for and subject at all times to the instructions of the Company. The conditions hereafter set forth shall govern the operations of the said Account until notice to the contrary in writing is given by the Company.

2.	All communications from Broker to the Company are to be addressed to UTEK Corporation, 2109 Palm Avenue, Tampa, FL 33605.

3.	Instructions with respect to the securities in the said Account and the proceeds from any sale, maturity or redemption of securities and all other cash in the Account and all interest, dividends and other income received by Broker relative to such securities, shall be followed by Broker when received from the Chief Executive Officer of the Company or from any two of the other officers of the Company jointly. The officers of the Company at the time of the execution of this Agreement are:

Clifford	M. Gross, Ph.D, Chief Executive Officer

Carole	R. Wright, Chief Financial Officer, Treasurer and Secretary

Douglas	Schaedler, Chief Operating Officer and Chief Compliance Officer

If there is a change in the officers of the Company, then Broker is to be notified thereof in writing and is to receive from the Company the specimen signatures of the new officers and a certificate of the Secretary of the Company attesting to the resolution of the Board of Directors electing the new officers.

4.	Registration of all securities in the Account which are required to be registered shall be registered in the name of the Company or in the name of Broker as the Company may designate.

5.	In accordance with Rule 17f-l under the Investment Company Act of 1940, it is agreed that the securities in said Account shall be maintained in accordance with the following provisions:

(a)

The securities and similar investments held in such custody shall at all times be individually segregated from the securities and investments of any other person and marked in such manner as to clearly identify them as the property of the Company both upon physical inspection thereof and upon examination of the books of Broker. The physical segregation and markings of such securities and investments may be accomplished by putting them in separate containers bearing the name of the Company or by attaching tags or labels to such securities and investments;

(b)	Broker shall have no power or authority to assign, hypothecate, pledge or otherwise to dispose of any such securities and investments except pursuant to the direction of the Company and only for the account of the Company;

(c)	Such securities and investments shall be subject to no liens or charges of any kind in favor of Broker or any persons claiming through Broker;

(d)	Such securities and investments shall be verified by actual examination at the end of each annual and semi-annual fiscal period by an independent public accountant retained by the Company and shall be examined by such accountant at least one other time chosen by it during the fiscal year. Certificates of such independent public accountant stating that it has made an examination of such securities and investments and describing the nature of the examination shall be transmitted to the Securities and Exchange Commission, Washington, D.C., promptly after each such examination;

(e)	Such securities and investments shall at all times be subject to inspection by the Securities and Exchange Commission through its employees or agents;

(f)	The provisions of subparagraphs (a), (b) and (c) above shall not apply to securities and similar investments bought for or sold to the Company by Broker until the securities have been paid for by the Company, provided that Broker shall take possession of such securities at the earliest time. Nothing contained in this subparagraph shall be construed to relieve Broker of any obligations under existing law or under the rules of any national securities exchange.

6.	A copy of this contract duly executed shall be transmitted to the Securities and Exchange Commission promptly after its execution.

7.	This contract shall be continued for a term of one (1) year, except that it may be revoked by either party on five (5) days’ written notice to the other.

This contract may be renewed and extended annually by action of the Board of Directors of the Company. If the contract is extended and renewed, Broker shall receive a certificate from the Secretary of the Company attesting to the action of the Board of Directors in renewing and extending the contract.

This contract and any extensions and renewals thereof shall become effective immediately upon the approval thereof by a majority of the members of the Board of Directors of the Company. Broker shall receive a certificate from the Secretary of the Company attesting to the action of the Board of Directors in making or renewing and extending the contract.

8.	It is agreed that Broker shall be paid as compensation for its services pursuant to this Agreement such compensation as may from time to time be agreed upon in writing between the two parties.

9.	This Agreement shall be binding upon the firm of Broker as it is now or may hereafter be constituted.

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IN WITNESS WHEREOF, the parties have hereunto set their hands and seals the day and year first above written.

UTEK CORPORATION

By: /s/ Carole R. Wright

Name: Carole R. Wright

Title: Chief Financial Officer

GUNNALLEN FINANCIAL, INC.

By: /s/ Donald J. Gunn

Name: Donald J. Gunn

Title: President